As filed with the Securities and Exchange Commission on June 28, 2007.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WHITNEY HOLDING CORPORATION
(Exact name of Registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-6017893 (I.R.S. Employer Identification Number)
228 St. Charles Avenue
New Orleans, Louisiana 70130
(Address, including zip code, of principal executive offices)
Whitney Holding Corporation 2007 Long-Term Compensation Plan
(Full title of the plan)

Copy to:
Joseph S. Schwertz, Jr., Esq. Corporate Secretary Whitney Holding Corporation 228 St. Charles Ave. New Orleans, LA 70130 (504) 586-3596 (Name, address and telephone number of agent for service)	John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 (404) 881-7466

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Common Stock, no par value	3,200,000 (1)	$29.93 (2)	$95,776,000 (2)	2,940.32

(1)	Amount to be registered consists of an aggregate of 3,200,000 shares to be issued pursuant to the grant or exercise of awards to participants under the Whitney Holding Corporation 2007 Long-Term Compensation Plan (the 2007 Plan). This registration statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2007 Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company’s Common Stock reported on The Nasdaq Global Select Market on June 26, 2007.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a) The documents constituting Part I of this registration statement will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the Securities Act).
     (b) Upon written or oral request, Whitney Holding Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Mrs. Shirley N. Fremin, Manager, Shareholder Relations, Whitney Holding Corporation, P.O. Box 61260, New Orleans, LA 70161-1260; telephone number (504) 586-3627 or toll free at (800) 347-7272, ext. 3627, or by sending an email to investor.relations@whitneybank.com.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by the Company with the Securities and Exchange Commission (the Commission) pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), are incorporated herein by reference and deemed to be a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2006; and

(c)	The description of the Company’s common stock, no par value, contained in the Company’s Current Report on Form 8-K filed with the Commission on January 19, 1996.
     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof.
     Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document that is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Joseph S. Schwertz, Jr., who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Company as Corporate Secretary. Mr. Schwertz owns shares of common stock, directly and as a participant in the Company’s employee benefit plans, and is eligible to receive awards under the 2007 Plan.
Item 6. Indemnification of Directors and Officers
     Section 83 of the Louisiana Business Corporation Law (the LBCL) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.
     The articles of incorporation and bylaws of the Company provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company to the full extent permitted by Louisiana law.
     The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 8. Exhibits
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on June 28, 2007.

WHITNEY HOLDING CORPORATION
By:	/s/ William L. Marks
William L. Marks
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John C. Hope III and Thomas L. Callicutt, Jr., and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ William L. Marks	Chairman of the Board, Chief Executive Officer and Director	June 28, 2007
William L. Marks	(Principal Executive Officer)

/s/ Thomas L. Callicutt, Jr.	Executive Vice President and Chief Financial Officer	June 28, 2007
Thomas L. Callicutt, Jr.	(Principal Accounting Officer)

/s R. King Milling	Vice Chairman of the Board	June 28, 2007
R. King Milling

/s/ Joel B. Bullard, Jr.	Director	June 28, 2007
Joel B. Bullard, Jr.

/s/ Angus R. Cooper II	Director	June 28, 2007
Angus R. Cooper II

SIGNATURE	TITLE	DATE

/s/ Richard B. Crowell	Director	June 28, 2007
Richard B. Crowell

/s/ William A. Hines	Director	June 28, 2007
William A. Hines

/s/ John C. Hope III	President, Chief Operating Officer and Director	June 28, 2007
John C. Hope III

	Director	June 28, 2007
E. James Kock, Jr.

/s/ Alfred S. Lippman	Director	June 28, 2007
Alfred S. Lippman

/s/ Michael L. Lomax	Director	June 28, 2007
Michael L. Lomax

/s/ Eric J. Nickelsen	Director	June 28, 2007
Eric J. Nickelsen

	Director	June 28, 2007
John G. Phillips

/s/ Kathryn M. Sullivan	Director	June 28, 2007
Kathryn M. Sullivan

/s/ Dean E. Taylor	Director	June 28, 2007
Dean E. Taylor

/s/ Thomas D. Westfeldt	Director	June 28, 2007
Thomas D. Westfeldt

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Composite Charter (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)

4.2	Bylaws (incorporated herein by referenced to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed on October 2, 2006)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page of this registration statement)